EXHIBIT 21


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                         Subsidiaries of the Registrant





                                                   State or Other Jurisdiction
Subsidiaries                                             of Incorporation

The Anchor Bank                                         South Carolina

The Anchor Bank of North Carolina                       North Carolina


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